PROSPECTUS SUPPLEMENT
(To Prospectus dated March 13, 2000)
                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-82529

                                  $350,000,000
                               [LOGO OF RAYTHEON]


                    FLOATING RATE NOTES DUE AUGUST 10, 2001

                               ----------------

  Each floating rate note will bear interest at a rate per annum equal to LIBOR plus 0.33%, payable quarterly in arrears on November 10, 2000, February 10, 2001, May 10, 2001 and August, 10, 2001, as more fully described in this prospectus supplement under the heading "Description of the Notes" beginning on page S-8. The rate of interest on the floating rate notes will be reset quarterly.

  The floating rate notes will mature on August 10, 2001. The Company may not redeem any of the floating rate notes prior to maturity.

  Investing in our floating rate notes involves risks. See "Risk Factors" beginning on page 3 of the accompanying prospectus to read about risks you should consider before buying our floating rate notes.

                               ----------------

  The underwriter has proposed to offer the floating rate notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriter has agreed to purchase the floating rate notes from us at 100% of their principal amount plus accrued interest, if any, from August 10, 2000.

                               ----------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

  The floating rate notes will be delivered to you in global form through the book-entry delivery system of The Depository Trust Company on August 10, 2000.

                               ----------------

                           MORGAN STANLEY DEAN WITTER

August 7, 2000

                               TABLE OF CONTENTS

        Prospectus Supplement                          Prospectus

                                      Page                                                         Page
                                      ----                                                         ----
Disclosure Regarding Forward-Looking              Raytheon Company.................................  1
 Statements.........................   S-3        Risk Factors.....................................  3
Raytheon Company....................   S-3        About This Prospectus............................ 10
Recent Developments.................   S-4        Where You Can Find More Information.............. 11
Use of Proceeds.....................   S-5        Disclosure Regarding Forward-Looking Statements.. 12
Capitalization......................   S-5        Ratio of Earnings to Combined Fixed Charges and
Ratio of Debt to Capitalization.....   S-5          Preferred Stock Dividends...................... 12
Ratio of Earnings to Combined Fixed               Use of Proceeds.................................. 13
 Charges............................   S-6        Description of Our Securities.................... 13
Selected Summary Financial Data.....   S-7        Description of Our Debt Securities............... 13
Description of the Notes............   S-8        Description of Our Preferred Stock............... 21
Certain United States Federal Income              Description of Our Class B Common Stock.......... 22
 Tax Consequences...................  S-10        Description of Our Securities Warrants........... 26
Underwriting........................  S-13        Plan of Distribution............................. 27
Validity of Notes...................  S-13        Legal Matters.................................... 28
Experts.............................  S-13        Experts.......................................... 28

  This supplemental prospectus is part of a registration statement and prospectus that we filed with the Securities and Exchange Commission using a "shelf" registration process that became effective in March 2000. Under this shelf process, we may sell any combination of the securities described in the original prospectus in one or more offerings up to a total dollar amount of $3.0 billion or the equivalent denominated in foreign currencies. The original prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement, like this one, that will contain specific information about the terms of that offering. This supplemental prospectus does not contain all of the information included in the registration statement or original prospectus. For a more complete understanding of the of the offering of the securities, you should refer to the registration statement, including its exhibits, and the accompanying original prospectus. You should note, however, that this prospectus supplement may add, update or change information contained in the original prospectus.

  You should rely only on the information contained in this supplemental prospectus and the accompanying original prospectus. We have not authorized anyone to provide you with information different from that contained in this supplemental prospectus and the prospectus or incorporated by reference in this supplemental prospectus and the prospectus. We are not making offers to sell the notes or soliciting offers to buy the notes in any jurisdiction in which that offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make that offer or solicitation.

  The information in this supplemental prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this supplemental prospectus is accurate as of any other date. In this prospectus supplement, the "Company," "Raytheon," "we," "us" and "our" refer to Raytheon Company.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This supplemental prospectus, the prospectus and the information we are incorporating by reference into them contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this supplemental prospectus and the information incorporated by reference into this supplemental prospectus that we expect or anticipate will or may occur in the future, including, without limitation, certain statements included in this supplemental prospectus under "Raytheon Company" and located elsewhere in this supplemental prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other similar matters are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the factors which might be described from time to time in our filings with the SEC and additional factors which are beyond our control.

  Consequently, all of the forward-looking statements we make in this supplemental prospectus and the information we are incorporating by reference into this supplemental prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. Additionally, important factors that could cause actual results to differ materially from our expectations are disclosed in the documents we are incorporating by reference, including statements under "Item 1-Business" of our Annual Report on Form 10-K for the year ended December 31, 1999. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing those forward-looking statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement.

                                RAYTHEON COMPANY

  Raytheon Company is a global technology leader, with worldwide 1999 sales of $19.8 billion. We provide products and services in the areas of defense and commercial electronics and business and special mission aircraft. We have operations throughout the United States and serve customers in more than 70 countries around the world.

Electronics

  We design, manufacture and service advanced electronic devices, equipment and systems for both government and commercial customers. In addition to defense electronic systems, we have been successful in the conversion of defense electronic technologies to commercial applications such as air traffic control, environmental monitoring and communications.

  Our defense electronics businesses consist of the following four business units, which are focused on the following programs:

    Electronic Systems:
    .missile systems
    .air and missile defense systems
    .air combat and strike systems
    .surveillance and reconnaissance systems
    .naval and maritime integrated systems
    .tactical systems

    Command, Control, Communication and Information Systems:
    .imagery and geospatial systems
    .communications systems
    .strategic systems
    .air traffic control
    .command and control
    .military c/2/ and simulation
    .system for the vigilance of the Amazon (SIVAM)

    Aircraft Integration Systems:
    .tactical reconnaissance systems
    .maritime patrol aircraft
    .aircraft integration and modification
    .joint operations group

    Technical Services:
    .depot services
    .installation support services
    .integrated logistics

Raytheon Commercial Electronics

  Our commercial electronics businesses consist of:

    .Raytheon Marine
    .RF components
    .Crosspan network access technologies
    .Raytheon commercial infrared
    .ELCAN optical technologies
    .commercial training

Aircraft

  Raytheon Aircraft, a subsidiary of Raytheon Company, offers one of the broadest product lines in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, jet props and light and medium jets for the world's commercial, regional airline and military aircraft markets. Raytheon Aircraft is the prime contractor for the U.S. Air Force/U.S. Navy Joint Primary Aircraft Training System (JPATS). In addition, in 1997 Raytheon Aircraft launched its own fractional or shared aircraft ownership business called Raytheon Travel Air. This program currently has over 500 customers.

  Our principal executive offices are located at 141 Spring Street, Lexington, Massachusetts 02421. Our telephone number is (781) 862-6600.

                              RECENT DEVELOPMENTS

  On July 7, 2000, we announced that we had completed the sale of our Raytheon Engineers & Constructors business to Morrison Knudsen Corporation. As part of the sale, we agreed to retain responsibility for cost and performance of four large, fixed-price international turnkey projects, to partially indemnify Morrison Knudsen on the completion of one other existing project and to retain other significant assets and liabilities.

  On July 20, 2000, we announced our financial results for the quarter ended July 2, 2000. Income from continuing operations for the quarter was $95 million, or $0.28 per diluted share, on sales of $4.1 billion. This compares to income from continuing operations of $277 million, or $0.81 per diluted share, on sales of $4.6 billion for the quarter ended July 4, 1999. The impact of Raytheon Engineers & Constructors in the quarter was a $46 million loss on disposal of discontinued operations. Net income for the quarter was $49 million, or $0.14 per diluted share, versus $290 million, or $0.84 per diluted share, the previous year.

                                USE OF PROCEEDS

  We intend to use the net proceeds from the sale of the notes to partially refinance previously issued public bonds maturing in August 2000.

                                 CAPITALIZATION

  The following table sets forth our capitalization at April 2, 2000, and as adjusted to give effect to the offering and the application of the proceeds of the offering (without deduction for expenses) as described under "Use of Proceeds", as if they occurred on that date. This table should be read in conjunction with the Selected Summary Financial Data included elsewhere in this supplemental prospectus and the financial statements, including the notes to the financial statements, which are incorporated into this supplemental prospectus and the prospectus by reference.

                                                                 April 2, 2000
                                                                ----------------
                                                                           As
                                                                Actual  Adjusted
                                                                ------- --------
                                                                 (in millions)
Notes payable and current portion of long-term debt............ $ 1,109 $   759
Floating Rate Notes Due 2001...................................             350
                                                                        -------
  Total notes payable and current portion of long-term debt....           1,109
Long-term debt.................................................   9,042   9,042
Stockholders' equity...........................................  10,732  10,732
                                                                ------- -------
    Total capitalization....................................... $20,883 $20,883
                                                                ======= =======

                        RATIO OF DEBT TO CAPITALIZATION

  The following table sets forth our consolidated ratio of debt to capitalization at April 2, 2000 and at the end of fiscal years 1999, 1998, 1997, 1996 and 1995:

                                             December 31,
                           ---------------------------------------------------------------------
      April 2, 2000        1999            1998            1997            1996            1995
      -------------        ----            ----            ----            ----            ----
          48.6%            47.1%           45.4%           49.2%           44.9%           38.8%

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

  The following table sets forth our consolidated ratio of earnings to combined fixed charges for the quarter ended April 2, 2000, and for the fiscal years 1999, 1998, 1997, 1996 and 1995:

                                       Fiscal Year Ended December 31,
      Three Months Ended        ---------------------------------------------------------------------
        April 2, 2000           1999           1998           1997           1996           1995
      ------------------        ----           ----           ----           ----           ----
             1.6x               1.9x           2.7x           2.7x           4.5x           6.0x

  For purposes of computing the ratio of earnings to combined fixed charges:

  . earnings consist of net earnings, taxes on income and fixed charges, less capitalized interest;

  . fixed charges consist of interest expense, amortization of debt discount and issuance expense, the portion of rents representative of an interest factor and capitalized interest; and

  . the ratio for the three months ended April 2, 2000 reflects Raytheon
    Engineers & Constructors as a discontinued operation.

  The ratio of earnings to combined fixed charges has declined due to higher interest expense resulting from increased borrowings to finance our merger with the defense business of Hughes Electronics and our acquisition of the defense assets of Texas Instruments Incorporated.

                        SELECTED SUMMARY FINANCIAL DATA

  The following tables present our selected summary financial data. The financial data for the three months ended April 2, 2000 and at April 2, 2000 reflects Raytheon Engineers & Constructors as a discontinued operation and should be read in conjunction with the Company's first quarter 2000 Form 10-Q. The fiscal year-end financial data have been derived from our audited financial statements incorporated by reference herein and should be read in conjunction with those financial statements and notes thereto.

                                             Three
                                             Months
                                             Ended,      Fiscal Year Ended
                                            April 2,  -------------------------
                                              2000     1999     1998     1997
                                            --------  -------  -------  -------
                                                     (in millions)
Operating Data (a):
  Net sales................................ $ 4,231   $19,841  $19,419  $13,593
  Operating income.........................     316     1,527    2,006    1,060
  Interest expense, net....................     180       713      711      359
  Income from continuing operations/net
   income (b)..............................      80       404      844      511
Other Data (a):
  EBITDA (c)............................... $   492   $ 2,183  $ 2,909  $ 1,582
  Depreciation and amortization............     171       724      761      457
  Capital expenditures.....................     140       532      509      459
Net cash provided by (used in) (a):
  Operating activities (d)................. $  (535)  $  (317) $   994  $ 1,044
  Investing activities (d).................     (13)     (400)     617   (2,937)
  Financing activities.....................     314       526   (1,486)   2,053
                                                           December 31,
                                            April 2,  -------------------------
                                              2000     1999     1998     1997
                                            --------  -------  -------  -------
                                                     (in millions)
Balance Sheet Data (a):
  Net working capital...................... $ 2,814   $ 1,045  $ 1,933  $(2,021)
  Total assets.............................  27,002    28,110   28,232   28,520
  Notes payable and current portion of
   long-term debt..........................   1,109     2,472      827    5,656
  Long-term debt and capitalized leases....   9,042     7,298    8,163    4,406
  Stockholders' equity.....................  10,732    10,959   10,797   10,386

--------
(a) The information presented for the three months ended April 2, 2000 and at April 2, 2000 reflects Raytheon Engineers & Constructors as a discontinued operation.
(b) The information presented for the three months ended April 2, 2000 reflects income from continuing operations. The information presented for the fiscal years ended December 31, 1999, 1998 and 1997 reflect net income.
(c) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. We have included EBITDA as we understand that EBITDA is used by certain investors as one measure of a company's ability to service debt.
(d) The information presented for the three months ended April 2, 2000 reflects cash flows from continuing operations. The information presented for the fiscal years ended December 31, 1999, 1998 and 1997 reflect total cash flows.

                            DESCRIPTION OF THE NOTES

  The Floating Rate Notes Due 2001 will be issued as a separate series under a Senior Indenture (as defined in the accompanying prospectus), dated as of July 3, 1995, as supplemented and amended (collectively referred to in this supplemental prospectus as the "indenture"), between us and The Bank of New York, as trustee. See "Description of Our Debt Securities" in the accompanying prospectus for additional information concerning the notes and the indenture.

General

  We will issue the floating rate notes initially with a maximum aggregate principal amount of $350,000,000. We will issue the floating rate notes in denominations of $1,000 and any integral multiple of $1,000. We are permitted to issue more floating rate notes under the Indenture in an unlimited principal amount. Any additional notes that are actually issued will be treated as issued and outstanding floating rate notes, and as the same class and bearing the same CUSIP number as the initial floating rate notes, for all purposes of the Indenture and this "Description of the Notes" unless the content indicates otherwise.

  The notes are senior unsecured obligations of ours and rank pari passu with all of our senior unsecured debt and will be senior to all of our existing and future subordinated debt, if any. Interest on the notes is payable in U.S. dollars at our office or agency in the Borough of Manhattan, the City of New York, New York or, at our option, by check mailed to the address of the registered holder. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

  Each note bears interest form August 10, 2000, at the rate per annum equal to LIBOR plus 0.33%, payable quarterly in arrears on November 10, 2000, February 10, 2001, May 10, 2001 and August 10, 2001, to the person in whose name the note is registered on October 25, 2000, January 25, 2001, April 25, 2001 and July 25, 2001, subject to certain exceptions as provided in the indenture. These notes will mature on August 10, 2001, and are not redeemable before maturity or subject to any sinking fund provision.

  The rate of interest on the notes will be reset quarterly (the "floating interest reset period," and the first day of each floating interest reset period will be a "floating interest reset date"). The floating interest reset dates will be November 10, 2000, February 10, 2001 and May 10, 2001; provided, however, that the interest rate in effect from the date of issue to the first floating interest reset date with respect to the notes will be 7.02%. If any floating interest reset date would otherwise be a day that is not a business day, the floating interest reset date shall be postponed to the next succeeding business day, except that if that business day is in the next succeeding calendar month, that floating reset date will be the next preceding business day.

  Interest payments for notes will be the amount of interest accrued from the date of issue or from the last date to which interest has been paid to, but excluding, the interest payment date or maturity date, as the case may be.

  Accrued interest on any note will be calculated by multiplying the principal amount of the note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each date in the period for which interest is being paid. The interest factor for each date is computed by dividing the interest rate applicable to that day by 360. All percentages used in or resulting from any calculation of the rate of interest on a note will be rounded, if necessary, to the nearest one-hundredth-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from that calculation will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any floating interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding floating interest reset date, or, if none, the initial floating interest rate.

  The calculation agent is The Bank of New York, whom we refer to as the "calculation agent," with respect to the notes. Upon the request of the holder of any notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next floating interest reset date with respect to that note.

  The "floating interest determination date" pertaining to a floating interest reset date will be the second London banking day preceding that floating interest reset date. "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. "LIBOR" for each floating interest reset date will be determined by the calculation agent as follows:

    (i) as of the floating interest determination date, the calculation agent will determine LIBOR as the rate for deposits in U.S. dollars for a period of three months, commencing on that floating interest determination date, that appears on Page 3750 on Bridge Telerate Inc., or any successor page, at approximately 11:00 a.m., London time, on that floating interest determination date. If no rate appears, LIBOR in respect of that floating interest determination date will be determined as described in (ii) below.

    (ii) With respect to a floating interest determination date on which no rate appears, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the second London banking day immediately following the floating interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that floating interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR for the floating interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable floating interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that floating interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on that floating interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding floating interest reset period, or, if there was no floating interest reset period, the rate of interest payable will be the initial floating interest rate.

Defeasance

  Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of the outstanding notes by defeasance, or to be discharged from certain covenants otherwise applicable to the notes and described in the accompanying prospectus under the heading "Description of Our Debt Securities-- Covenants." See "Description of Our Debt Securities--Defeasance and Covenant Defeasance" in the accompanying prospectus for a description of the terms of such a defeasance. Raytheon has made these defeasance provisions applicable to the notes.

Global Securities

  The notes will each initially be represented by Global Securities (as defined in the accompanying prospectus) deposited with DTC and registered in the name of a nominee of DTC, except in certain circumstances. See "Description of Our Debt Securities--Global Securities" in the accompanying prospectus for a description of the terms of these Global Securities and the availability of certificated Debt Securities.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion of certain of the anticipated federal income tax consequences of the purchase, ownership, and disposition of the notes is based upon the provisions of the Internal Revenue Code of l986, as amended, the final, temporary, and proposed regulations promulgated under the Code, and administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to you individually, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold the notes as part of a straddle or conversion transactions, persons that purchase the notes from other holders at a discount or a premium or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

  You are strongly advised to consult your own tax advisors regarding the Federal, state, local, and foreign tax consequences of the ownership and disposition of notes.

General

  This section summarizes the material U.S. tax consequences to holders of notes. The discussion is limited in the following ways:

  . As noted above, the discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

  . The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of your note. We suggest that you consult your tax advisor about the consequences of holding note in your particular situation.

  . As noted above, the discussion is based on current law. Changes in the law may change the tax treatment of the notes, possibly with a retroactive effect.

  . The discussion does not apply to purchasers of notes other than on their original issuance.

  . As noted above, the discussion does not cover state, local or foreign law.

  . This discussion does not apply to you if you are a non-U.S. holder of notes and if you (a) own 10% or more of our voting stock, (b) are a "controlled" foreign corporation with respect to us, or (c) are a bank making a loan in the ordinary course of its business.

  . We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

 Tax Consequences to U.S. Holders

  This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

  . an individual U.S. citizen or resident alien;

  . a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

  . an estate or trust whose world-wide income is subject to U.S. federal income tax.

  If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

Interest

  . If you are a cash method taxpayer (including most individual holders), you must report interest on the notes in your income when you receive it.

  . If you are an accrual method taxpayer, you must report interest on the notes in your income as it accrues.

Additional Interest

  If you receive additional interest on your notes, we believe it should be treated in the same manner as regular interest on the notes. However, it is possible that you would be required to report additional interest as income when it accrues or becomes fixed, even if you are a cash method taxpayer.

Sale or Retirement of Notes

  On your sale or retirement of your note:

  . You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

  . Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year.

  . If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Information Reporting and Backup Withholding

  Under the tax rules concerning information reporting to the IRS:

  . Assuming you hold your notes through a broker or other securities intermediary, the intermediary is required to provide information to the IRS concerning interest and retirement proceeds on your notes, unless an exemption applies.

  . Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

  . If you are subject to these requirements but do not comply, the intermediary is required to withhold 31% of all amounts payable to you on the notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

  . All U.S. Holders that are individuals are subject to these requirements.
    Some U.S. Holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

 Tax Consequences to Non-U.S. holders

  This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is:

  . an individual that is a nonresident alien;

  . a corporation organized or created under non-U.S. law; or

  . an estate or trust that is not taxable in the U.S. on its worldwide income.

Withholding Taxes

  Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

  However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

  . You provide your name, address, and a signed statement that you are the beneficial owner of the note and are not a U.S. Holder. This statement is generally made on Form W-8 or Form W-8BEN.

  . You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form 1001 or Form W-8BEN.

  . You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form 4224 or Form W-8ECI.

  You should consult your tax advisor about the specific methods for satisfying these requirements. These procedures will change on January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

Sale or Retirement of Notes

  If you sell an note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

  . The gain is connected with a trade or business that you conduct in the U.S.

  . You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

  . The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business

  If you hold your note in connection with a trade or business that you are conducting in the U.S.:

  . Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

  . If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

  If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at the time of your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

Information Reporting and Backup Withholding

  U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

  . Principal and interest payments received by you will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

  . Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. You should consult your tax advisor concerning information reporting and backup withholding on a sale.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement dated August 7, 2000 between Raytheon Company and Morgan Stanley & Co. Incorporated as underwriter, Morgan Stanley & Co. Incorporated has agreed to purchase $350,000,000 principal amount of floating rate notes at par.

  In the Underwriting Agreement, the underwriter has agreed, subject to the terms and conditions set forth in that agreement, to purchase all the floating rate notes if any floating rate notes are purchased. The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

  The Underwriting Agreement provides that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to any payments the underwriter may be required to make in respect of those liabilities.

  In connection with this offering and in compliance with applicable law, the underwriter may overallot (i.e., sell more than the principal amount of floating rate notes shown in the first paragraph above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the floating rate notes at levels above those which might otherwise prevail in the open market. Those transactions may include placing bids for the floating rate notes or effecting purchases of the floating rate notes for the purpose of pegging, fixing or maintaining the price of the floating rate notes or for the purpose of reducing a short position created in connection with the offering. The underwriter is not required to engage in any of these activities, and any of these activities, if commenced, may be discontinued at any time.

  The underwriter and its associates and affiliates may be customers of, engage in transactions with, and perform investment banking and other financial services (including commercial lending) for, us and our subsidiaries in the ordinary course of business.

  The floating rate notes are new securities with no established trading market and there can be no assurance as to the liquidity of any markets that may develop for the floating rate notes, the ability of the holders of the floating rate notes to sell their floating rate notes or at what price holders of the floating rate notes will be able to sell their floating rate notes. Future trading prices of the floating rate notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, and the market for similar securities. We have been advised by Morgan Stanley & Co. Incorporated that it initially intends to make a market in the floating rate notes, but Morgan Stanley & Co. Incorporated is not obligated to do so and may discontinue any market making at any time without notice.

                               VALIDITY OF NOTES

  The validity of the notes will be passed upon for us by Thomas D. Hyde, Esq., our Senior Vice President and General Counsel. The underwriter has been represented by Cravath, Swaine & Moore of New York City.

                                    EXPERTS

  The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Prospectus

                               [LOGO OF RAYTHEON]

                                DEBT SECURITIES
                                PREFERRED STOCK
                              CLASS B COMMON STOCK
                                    WARRANTS

                               ----------------

By this prospectus, we may offer, from time to time, the following securities:

 . our unsecured senior debt securities
 . our unsecured subordinated debt securities
 . warrants to purchase our debt securities
 . shares of our preferred stock
 . warrants to purchase shares of our preferred stock
 . shares of our Class B common stock
 . warrants to purchase shares of our Class B common stock
 . units consisting of some or all of these securities

Investing in our securities involves risks. See "Risk Factors" beginning on page 3.

                               ----------------

We may offer the offered securities in different series from time to time in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $3.0 billion.

Our Class B common stock is listed for trading on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol RTNb. On March 10, 2000, the last reported sale price of our Class B common stock on the New York Stock Exchange was $17.750.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 13, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Raytheon Company.........................................................   1
  Electronics............................................................   1
  Aircraft...............................................................   2
  Engineering and Construction...........................................   2
  Recent Developments....................................................   2

Risk Factors.............................................................   3

About this Prospectus....................................................  10

Where You Can Find More Information......................................  11

Disclosure Regarding Forward-Looking Statements..........................  12

Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends...............................................................  12

Use of Proceeds..........................................................  13

Description of Our Securities............................................  13

Description of Our Debt Securities.......................................  13
  Subordination of Subordinated Debt Securities..........................  15
  Events of Default......................................................  15
  Defeasance and Covenant Defeasance.....................................  17
  Modification and Waiver................................................  17

                                                                           Page
                                                                           ----
  Covenants...............................................................  18
  Consolidation, Merger and Sale of Assets................................  18
  Conversion or Exchange Rights...........................................  18
  Global Securities.......................................................  18
  Our Debt Trustee........................................................  21

Description of Our Preferred Stock........................................  21
  Hughes Separation Agreement.............................................  22

Description of Our Class B Common Stock...................................  22
  Provisions of our Restated Certificate of Incorporation and Amended and
   Restated By-Laws.......................................................  23
  Stockholder Rights Plan.................................................  24
  Section 203 of the Delaware General Corporation Law.....................  25
  Stock Exchange Listing..................................................  26
  Transfer Agent..........................................................  26

Description of Our Securities Warrants....................................  26

Plan of Distribution......................................................  27

Legal Matters.............................................................  28

Experts...................................................................  28

                                RAYTHEON COMPANY

  Raytheon Company is a global technology leader, with worldwide 1999 sales of $19.8 billion. We provide products and services in the areas of defense and commercial electronics, business and special mission aircraft, and engineering and construction. We have operations throughout the United States and serve customers in more than 80 countries around the world. Our principal executive offices are located at 141 Spring Street, Lexington, Massachusetts 02421. Our telephone number is (781) 862-6600.

Electronics

  Defense Electronics. Our defense electronics businesses represent the combination and consolidation of four legacy defense organizations--Raytheon Electronic Systems, Raytheon E-Systems, Raytheon TI Systems and the defense electronics business of Hughes Electronics Corporation.

  We design, manufacture and service advanced electronic devices, equipment and systems for both government and commercial customers. In addition to defense electronic systems, we have been successful in the conversion of defense electronic technologies to commercial applications such as air traffic control, environmental monitoring and communications. Our defense electronics businesses currently consist of the following five business units, which are focused on the following programs:

    Defense Systems:
    . anti-ballistic missile systems
    . air defense
    . air-to-air, surface-to-air, and air-to-surface missiles
    . naval and maritime systems
    . ship self-defense systems
    . torpedoes; strike, interdiction and cruise missiles
    . advanced munitions

    Sensors and Electronic Systems:
    . airborne and surface radars
    . electronic warfare
    . surveillance and reconnaissance systems
    . precision guidance systems
    . tactical systems

    Command, Control, Communication and Information Systems:
    . command, control and communications systems
    . air traffic control systems
    . tactical radios
    . satellite communication ground control terminals
    . wide area surveillance systems
    . ground-based information processing systems
    . large scale information retrieval, processing and distribution systems
    . global broadcast systems

    Aircraft Integration Systems:
    . integration of airborne surveillance and intelligence systems . aircraft modifications
    . head-of-state aircraft systems

    Training and Services:
    . training services and integrated training programs
    . technical services
    . logistics and support

    Commercial Electronics. Our commercial electronics businesses produce, among other things:
    . marine radars and other marine electronics
    . transmit/receive modules for satellite communications projects
    . other electronic components for a wide range of applications

  See "Recent Developments" regarding our announcements to further reorganize our electronics businesses.

Aircraft

  Raytheon Aircraft, a subsidiary of Raytheon Company, offers one of the broadest product lines in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, jet props and light and medium jets for the world's commercial, regional airline and military aircraft markets. Raytheon Aircraft is the prime contractor for the U.S. Air Force/U.S. Navy Joint Primary Aircraft Training System (JPATS). In addition, in 1997 Raytheon Aircraft launched its own fractional or shared aircraft ownership business called Raytheon Travel Air. This program currently has over 200 customers.

Engineering and Construction

  Raytheon Engineers & Constructors, a subsidiary of Raytheon Company, is one of the largest engineering and construction firms in the United States, serving markets throughout the world. Raytheon Engineers & Constructors designs, constructs and maintains facilities and plants operated by a range of customers, including:

  . independent power producers
  . utilities
  . petroleum companies
  . pulp and paper companies
  . industrial concerns
  . governments

Recent Developments

  Financial Results. On January 25, 2000, we announced our financial results for the year and fourth quarter ended December 31, 1999. For the 1999 fiscal year, our earnings were $404 million, or $1.19 per diluted share. We also reported revenue for the 1999 fiscal year of $19.8 billion. These financial results were consistent with the public estimate provided by us on January 18th, and represented a decline from 1998 net income of $844 million and 1998 diluted earnings per share of $2.47. Revenue for the 1999 fiscal year was up slightly over revenue for the 1998 fiscal year due to increased sales in missile defense systems and some improvement in the power business of Raytheon Engineers & Constructors. The overall decline in earnings was due to contract related adjustments, pricing pressures, and the cumulative effect of two internal accounting changes consistent with SOP 98-5 and SAB 101 (discussed below). Results for 1998 also included gains from divestitures.

  For the fourth quarter of 1999, our revenue was $4.8 billion, our earnings were $72 million and our diluted earnings per share in the quarter were $0.21, compared with revenue of $5.3 billion, earnings of $341 million and diluted earnings per share of $1.00, for the same period of 1998. The revenue decline during the fourth quarter was due primarily to lower missile shipments, certain nonrecurring events from the 1998 fourth quarter in the electronics businesses, aircraft shipments and accounting adjustments at Raytheon Aircraft Company and the divestiture of Cedarapids, Inc. These factors, along with contract adjustments in the electronics businesses and cost performance at both Raytheon Aircraft Company and Raytheon Engineers & Constructors, contributed to lower earnings for the fourth quarter of 1999.

  On December 6, 1999, the SEC issued Staff Accounting Bulletin 101, which clarified the conditions for recognizing revenue on bill and hold transactions. As previously announced, we recently completed a review of revenue recognition practices at Raytheon Aircraft Company. Based on this evaluation, we have now restated our financial results consistent with SAB 101. This restatement resulted in a negative effect of $0.11 per share on 1999 fourth quarter earnings.

  In keeping with our ongoing consolidation efforts and to further simplify our organizational structure, in November 1999, we announced a reorganization of our electronics businesses. Under the new structure, Raytheon Systems Company has been eliminated, and the Defense Systems and Sensors and Electronics Systems segments are being combined.

  Legal Developments. As described in our quarterly report on Form 10-Q for the fiscal quarter ended October 3, 1999, we and two of our officers were named as defendants in class action lawsuits alleging that the defendants violated federal securities laws by making false and misleading statements and by failing to disclose material information concerning our financial performance, thereby causing the value of the our stock to be artificially inflated. We are contesting these lawsuits vigorously. In addition, following the restatement of our financial results consistent with SAB 101 (as discussed above), we received an informal inquiry from the SEC Division of Enforcement regarding the restatement. We are in the process of responding to this inquiry.

                                  RISK FACTORS

  An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors in determining whether or not to purchase the securities offered under this prospectus.

If the cost-cutting efforts currently being undertaken at two of our core business units are not successful, our financial results may not improve, which may result in more volatility in the price of our stock in the future.

  During 1998, we announced plans to reduce the workforce and close facilities in conjunction with the consolidation and reorganization of two of our business units, Raytheon Systems Company, our major defense electronics operation, and Raytheon Engineers & Constructors, our engineering and construction unit. Significant progress has been made to date in completing these actions. As part of this effort, we have closed several facilities in the United States while transferring the operations previously conducted at those facilities to other company sites. In addition, several of Raytheon Systems Company's operations were consolidated. Both units' workforces have also been significantly reduced. In September 1999, we announced plans to further reduce costs at Raytheon Systems Company and Raytheon Engineers & Constructors. In October 1999, we announced pretax charges totaling $599 million, including $147 million for restructuring charges for additional employment and facility space reductions primarily at Raytheon Systems Company and Raytheon Engineers & Constructors.

  These cost-cutting actions have been taken in an effort to improve these units' competitive position in their markets and ultimately, our results of operations. There can be no assurance that these actions will ultimately be successful in improving our results of operations. The results of operations of these two units are affected by a wide variety of factors, including factors that affect their industries generally. A failure to improve these important business units' results of operations, which constitute a vital part of our results of operations, could result in more volatility in the price of our stock.

  The restructuring charges resulting from these cost-cutting efforts have had a negative impact on our earnings in 1999. There can be no assurance that additional reductions and associated restructuring charges will not be required in the future to improve one or both of these units' operations. Any additional reductions and associated restructuring charges could negatively impact future financial results.

Because we have recently sold a number of our business units, our business is less diversified, which could reduce our earnings and might make us more susceptible to negative conditions in our remaining businesses.

  Consistent with our strategy of focusing on and streamlining our core businesses and paying down our debt, during 1998 and 1999 we divested several non-core business units. These include three business units that we agreed to divest when we acquired the defense operations of Hughes Electronics Corporation and the defense assets of Texas Instruments Incorporated in 1997. As a result of these divestitures, we no longer receive revenues from these operations and, without offsetting increases in revenues in our other businesses, our overall revenues would decrease, which would have a negative affect on our financial condition.

  In addition, as a result of these divestitures, our business is now less diversified and thus more dependent on our remaining businesses. As a result, we are now more sensitive to conditions and trends in the remaining industries in which we operate. Negative conditions and trends in these remaining industries could cause our financial condition and results of operations to suffer more heavily than would occur when our business lines were more diversified. Our inability to overcome these negative conditions and trends could have a negative impact on our financial condition.

We heavily depend on our government contracts, which are only partially funded, subject to immediate termination and heavily regulated and audited, and the termination or failure to fund one or more of these contracts could have a negative impact on our operations.

  We act as prime contractor or major subcontractor for many different government programs. Over its lifetime, a program may be implemented by the award of many different individual contracts and subcontracts. The funding of government programs is subject to congressional appropriations. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially and additional funds are committed only as Congress makes further appropriations. The termination of funding for a government program would result in a loss of anticipated future revenues attributable to that program. That could have a negative impact on our operations. In addition, the termination of a program or failure to commit additional funds to a program already started could increase our overall costs of doing business.

  Generally, government contracts are subject to oversight audits by government representatives and contain provisions permitting termination, in whole or in part, without prior notice at the government's convenience upon the payment of compensation only for work done and commitments made at the time of termination. We can give no assurance that one or more of our government contracts will not be terminated under these circumstances. Also, we can give no assurance that we would be able to procure new government contracts to offset the revenues lost as a result of any termination of our contracts. As our revenues are dependent on our procurement, performance and payment under our contracts, the loss of one or more critical contracts would have a negative impact on our financial condition.

  Our government business is also subject to specific procurement regulations and a variety of socio-economic and other requirements. These requirements, although customary in government contracts, increase our performance and compliance costs. These costs might increase in the future, reducing our margins, which could have a negative effect on our financial condition. Failure to comply with these regulations and requirements could lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to:

  . procurement integrity
  . export control
  . government security regulations
  . employment practices

  . protection of the environment
  . accuracy of records and the recording of costs

  The termination of a government contract or relationship as a result of any of these acts would have a negative impact on our operations and could have a negative effect on our reputation and ability to procure other government contracts in the future.

  In addition, sales to the government may be affected by:

  . changes in procurement policies
  . budget considerations
  . changing concepts of national defense
  . political developments abroad

  The influence of any of these factors, which are largely beyond our control, could also negatively impact our financial condition. We also may experience problems associated with advanced designs required by the government which may result in unforeseen technological difficulties and cost overruns. Failure to overcome these technological difficulties and the occurrence of cost overruns would have a negative impact on our results.

We depend on the U.S. Government for a significant portion of our sales, and the loss of this relationship or a shift in government funding could have severe consequences on the financial condition of raytheon.

  Approximately 66% of our net sales in 1998 were to the U.S. government. Therefore, any significant disruption or deterioration of our relationship with the U.S. government would significantly reduce our revenues. Our U.S. government programs must compete with programs managed by other defense contractors for a limited number of programs and for uncertain levels of funding. Our competitors continuously engage in efforts to expand their business relationships with the U.S. government at our expense, and are likely to continue these efforts in the future. The U.S. government may choose to use other defense contractors for its limited number of defense programs. In addition, the funding of defense programs also competes with non-defense spending of the U.S. government. Budget decisions made by the U.S. government are outside of our control and have long-term consequences for the size and structure of Raytheon. A shift in government defense spending to other programs in which we are not involved or a reduction in U.S. government defense spending generally could have severe consequences for our results of operations.

We derive a significant portion of our revenues from international sales and are subject to the risks of doing business in foreign countries.

  In 1998, sales to international customers accounted for approximately 26% of our net sales. We expect that international sales will continue to account for a substantial portion of our net sales for the foreseeable future, and may increase as a percentage of our net sales. As a result, we are subject to risks of doing business internationally, including:

  . changes in regulatory requirements
  . domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements
  . fluctuations in foreign currency exchange rates
  . delays in placing orders
  . the complexity and necessity of using foreign representatives and consultants
  . the uncertainty of adequate and available transportation
  . the uncertainty of the ability of foreign customers to finance purchases . uncertainties and restrictions concerning the availability of funding credit or guarantees
  . imposition of tariffs or embargoes, export controls and other trade restrictions
  . the difficulty of management and operation of an enterprise spread over various countries

  . compliance with a variety of foreign laws as well as U.S. laws affecting the activities of U.S. companies abroad and . general economic and geopolitical conditions, including international hostilities, inflation, trade relationships and military and political alliances

  While these factors or the impact of these factors are difficult to predict, any one or more of these factors could adversely affect our operations in the future.

  Licenses are required from government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976 for export of many of our products. We can give no assurance that we will be successful in obtaining these necessary licenses in order to conduct business abroad. In the case of certain sales of defense equipment and services to foreign governments, the U.S. government's Executive Branch must notify Congress at least 15 to 30 days, depending on the location of the sale, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale.

We may suffer problems relating to year 2000 date conversion.

  The Year 2000 problem concerns the inability of information systems to properly recognize and process date-sensitive information beyond January 1, 2000. In January 1998, we initiated a formal comprehensive enterprise-wide program to identify and to resolve Year 2000 related issues. The scope of the program included the investigation of all Raytheon functions and products and all internally used hardware and software systems, including embedded systems in what are not traditionally considered information technology systems. We followed an eight-step risk management process grouped into two major phases: detection, including planning and awareness, inventory, triage, and detailed assessment; and correction, including resolution, test planning, test execution, and deployment.

  Through the first six weeks of calendar year 2000, we completed the transition from calendar year 1999 to 2000 with no reported significant impact to our operations. We will continue to evaluate Year 2000 related exposures at our suppliers and customers over the next several months. We will also continue to monitor our systems, facilities and products to ensure that latent defects do not manifest themselves over the next few months. Although our Year 2000 conversion efforts were successful, there are some remaining Year 2000-related risks. These risks include potential product supply issues and other non-operational issues.

  Since January 1998, we have spent approximately $120 million to resolve Year 2000 related issues. These costs included costs related to employees, inside and outside consultants and services, system replacements and other equipment requirements.

Competition within our markets may reduce our procurement of future contracts and our sales.

  The military and commercial industries in which we operate are highly competitive. Our competitors range from highly resourceful small concerns, which engineer and produce specialized items, to large, diversified firms. Several established and emerging companies offer a variety of products for applications similar to those of our products. Our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. There can be no assurance that we can continue to compete with these firms. In addition, some of our largest customers could develop the capability to manufacture products similar to products that we manufacture. This would result in these customers supplying their own products and competing directly with us for sales of these products, all of which could significantly reduce our revenues and seriously harm our business.

  Furthermore, we are facing increased international competition and cross-border consolidation of competition. There can be no assurance that we will be able to compete successfully against our current or future competitors or that the competitive pressures we face will not result in reduced revenues and market share or seriously harm our business.

Our future success will depend on our ability to develop new technologies that achieve market acceptance.

  Both our commercial and defense markets are characterized by rapidly changing technologies and evolving industry standards. Accordingly, our future performance depends on a number of factors, including our ability to:

  . identify emerging technological trends in our target markets
  . develop and maintain competitive products
  . enhance our products by adding innovative features that differentiate our products from those of our competitors and . manufacture and bring products to market quickly at cost-effective prices

  We believe that, in order to remain competitive in the future, we will need to continue to develop new products, which will require the investment of significant financial resources in new product development. The need to make these expenditures could divert our attention and resources from other projects and we cannot be sure that these expenditures will ultimately lead to the timely development of new technology. Due to the design complexity of our products, we may in the future experience delays in completing development and introduction of new products. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for our products will develop or continue to expand as we currently anticipate. The failure of our technology to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing technology which gains market acceptance in advance of our products. The possibility that our competitors might develop new technology or products might cause our existing technology and products to become obsolete. If we fail in our new product development efforts or our products fail to achieve market acceptance more rapidly than our competitors, our revenues will decline and our business, financial condition and results of operations will be negatively affected.

Our financial performance is significantly dependent on the timely and successful conversion of our defense products into commercial markets.

  In order to leverage technology that we develop for defense applications, we frequently strive to adapt existing defense technology for commercial markets. We may not be successful, however, in converting our defense systems and devices into commercially viable products, and the market for such products may be limited. Any of these results could have a negative impact on our future revenues.

We enter into fixed-price contracts which could subject us to losses in the event that we have cost overruns.

  Sometimes we enter into contracts on a firm, fixed price basis. This allows us to benefit from cost savings, but carries the burden of cost overruns. If our initial estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights and if we fail to meet the terms specified in those contracts then we may not realize their full benefits. Our financial condition is dependent on our ability to maximize our earnings from our contracts. Lower earnings caused by cost overruns and cost controls would have a negative impact on our financial results.

  In 1998 and 1999, we experienced significant cost overruns, as well as project delays and cancellations, at our subsidiaries Raytheon Engineers & Constructors and Raytheon Aircraft Company. There may be further cost overruns and losses as we move to close out older contracts at Raytheon Engineers & Constructors, particularly four large international turnkey contracts. Any additional cost overruns or losses would have an adverse effect on our financial results.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain personnel could seriously harm our business.

  Due to the specialized nature of our businesses, our future performance is highly dependent upon the continued services of our key engineering personnel and executive officers. Our prospects depend upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations and financial condition.

A significant portion of our labor force is unionized, and our failure to maintain stable relationships with our unions could seriously harm our business.

  Approximately 16,000 of our employees are unionized, which represented approximately 16% of our employees at June 30, 1999. As a result, we may experience work stoppages from time to time, and we are vulnerable to the demands imposed by our collective bargaining relationships. We cannot predict how stable these relationships, currently with 13 different labor organizations, will be or whether we will be able to meet the requirements of these unions without impacting the financial condition of Raytheon. In addition, the presence of unions may limit our flexibility in dealing with our workforce. Work stoppages and instability in our union relationships could negatively impact our ability to manufacture our products on a timely basis, resulting in strain on our relationships with our customers as well as a loss of revenues. That would adversely affect our results of operations.

We may be unable to adequately protect our intellectual property rights, which could affect our ability to compete.

  Protecting our intellectual property rights is critical to our ability to compete and succeed as a company. We own a large number of United States and foreign patents and patent applications as well as trademark, copyright and semiconductor chip mask work registrations which are necessary and contribute significantly to the preservation of our competitive position in the market. There can be no assurance that any of these patents and other intellectual property will not be challenged, invalidated or circumvented by third parties. In some instances, we have augmented our technology base by licensing the proprietary intellectual property of others. In the future, we may not be able to obtain necessary licenses on commercially reasonable terms. We enter into confidentiality and invention assignment agreements with our employees, and enter into non-disclosure agreements with our suppliers and appropriate customers so as to limit access to and disclosure of our proprietary information. These measures may not suffice to deter misappropriation or independent third party development of similar technologies. Moreover, the protection provided to our intellectual property by the laws and courts of foreign nations may not be as advantageous to us as the remedies available under United States law.

We may incur costs in complying with environmental laws which could negatively impact our financial condition.

  We are generators of both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposal of these hazardous and non-hazardous wastes are governed by various environmental laws and regulations. Compliance with these laws is complicated and time-consuming. If we do not handle hazardous wastes properly, we could be subject to significant liabilities. In addition, the treatment, storage, transportation and disposal of hazardous waste generated by our business is expensive and the costs of this activity could increase in the future which could have a negative effect on our results of operations.

Provisions in our charter documents and rights agreement could make it more difficult to acquire raytheon and may reduce the market price of our stock.

  Our certificate of incorporation and by-laws contain certain provisions, such as a classified board of directors, a provision prohibiting stockholder action by written consent, a provision prohibiting stockholders from calling special meetings and a provision authorizing our Board of Directors to consider factors other than stockholders' short-term interests in evaluating an offer involving a change in control. Also, we have a rights plan, which limits the ability of anyone to acquire more than 15% of our Class A or Class B Common Stock. These provisions could have the effect of delaying or preventing a change in control of Raytheon or the removal of Raytheon management, of deterring potential acquirers from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for Raytheon common stock. Provisions of the Rights Agreement described under "Description of Our Class B Common Stock--Stockholder Rights Plan," and the Hughes Separation Agreement, described under "Description of Our Preferred Stock-- Hughes Separation Agreement" could also have the effect of deterring changes of control of Raytheon.

We have agreed to restrictive covenants that could limit our ability to participate in future defense industry consolidation.

  We are subject to covenants under the Hughes Separation Agreement that prohibit us from entering into specific transactions and activities if these activities would jeopardize the tax-free status of the merger of Raytheon and defense business of Hughes Electronics or the transactions effected by General Motors and Hughes Electronics immediately prior to the merger pursuant to which Hughes' defense business became an independent, wholly-owned subsidiary of General Motors and Class A Common Stock was distributed by General Motors to its common stockholders. These covenants could prohibit us, in some cases, from participating in defense industry consolidations and could also have the effect of deterring us from capitalizing on opportunities that arise while the covenants are in effect, including strategically advantageous mergers and acquisitions. Our inability to pursue these activities could prevent us from taking actions which might improve our results of operations.

We depend on component availability, subcontractor performance and our key suppliers to manufacture and deliver our products.

  Our manufacturing operations are highly dependent upon the delivery of materials by outside suppliers in a timely manner. In addition, we depend in part upon subcontractors to assemble major components and subsystems used in our products in a timely and satisfactory manner. While we enter into long-term or volume purchase agreements with a few of our suppliers, we cannot be sure that materials, components, and subsystems will be available in the quantities we require, if at all. We are dependent for some purposes on sole-source suppliers. If any of them fails to meet our needs, we may not have readily available alternatives. Our inability to fill our supply needs would jeopardize our ability to satisfactorily and timely complete our obligations under government and other contracts. This might result in reduced sales, termination of one or more of these contracts and damage to our reputation and relationships with our customers. All of these events could have a negative effect on our financial condition.

Our dual class capital structure may depress the value of your Class B Common Stock.

  We have two distinct classes of common stock--Class A Common Stock and Class B Common Stock. With respect to all actions other than the election or removal of directors, holders of Class A Common Stock and Class B Common Stock have equal voting rights. With respect to the election or removal of directors only, holders of Class A Common Stock have 80.1% of the total voting power. Holders of Class B Common Stock have the remaining 19.9% of the voting power. If you hold Class B Common Stock, or any securities convertible into or exercisable for Class B Common Stock, the value of your securities may be depressed by the disparity in voting power. Furthermore, while shares of Class B Common Stock currently trade on the New

York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, the listing policies of each of these exchanges with respect to corporations with dual-class capitalizations may change in the future, and in the future such policies may not allow for the continued listing of our Class B Common Stock.

The unpredictability of our results may harm the trading price of our securities, or contribute to volatility.

  Our operating results may vary significantly over time for a variety of reasons, many of which are outside of our control, and any of which may harm our business. The value of our securities may fluctuate as a result of considerations that are difficult to forecast, such as:

  . volume and timing of product orders received and delivered
  . levels of product demand
  . consumer and government spending patterns
  . the timing of contract receipt and funding
  . our ability and the ability of our key suppliers to respond to changes in customer orders
  . timing of our new product introductions and the new product introductions of our competitors
  . changes in the mix of our products
  . cost and availability of components and subsystems
  . price erosion
  . adoption of new technologies and industry standards
  . competitive factors, including pricing, availability and demand for competing products
  . fluctuations in foreign currency exchange rates
  . conditions in the capital markets and the availability of project financing
  . regulatory developments and
  . general economic conditions

  During the period between September 1, 1999 and March 10, 2000, the market price of our Class B Common Stock as quoted on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange has ranged from a low of $17.750 per share to a high of $68.875 per share. The market prices for our other securities, including those that are exercisable for or convertible into our Class B Common Stock, may also be volatile.

Because we have not specified a use of the proceeds of this offering, we have complete discretion over how those proceeds will be spent and we may not ultimately spend the money wisely.

  We may use the proceeds of this offering for investments, acquisitions, efforts to increase market share, working capital, general corporate purposes and other capital expenditures. The specific uses of the proceeds will be at our complete discretion and the proceeds may be allocated from time to time based on a variety of circumstances. There is no assurance we will spend the money wisely or in a way that will improve the financial condition of Raytheon.

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3.0 billion or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find Information."

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

  The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the worldwide web site (http://www.sec.gov) maintained by the SEC and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our Class B common stock, $0.01 par value per share, and Class A common stock, $0.01 par value per share, are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

  We incorporate by reference into this prospectus:

  . our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 1999, as amended by Form 10-Q/A filed with the SEC on January 21, 2000, July 4, 1999, as amended by Form 10-Q/A filed with the SEC on January 21, 2000, and October 3, 1999, as amended by Form 10-Q/A filed with the SEC on January 21, 2000;

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Form 10-K/A filed with the SEC on July 1, 1999, as further amended by Form 10-K/A filed with the SEC on January 21, 2000;

  . our registration statement on Form 8-A dated December 11, 1997 and Form
    8-A/A dated December 17, 1997; and

  . any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

  We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

  Secretary, Raytheon Company
  141 Spring Street
  Lexington, Massachusetts 02421

  You may direct telephone requests to the Secretary of Raytheon Company at
(781) 862-6600.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus and the information we are incorporating by reference into it contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus and the information incorporated by reference into this prospectus that we expect or anticipate will or may occur in the future, including, without limitation, statements included in this prospectus under "Raytheon Company" and located elsewhere in this prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the information discussed under the caption "Risk Factors" in this prospectus as well as other factors which might be described from time to time in our filings with the Securities and Exchange Commission and additional factors which are beyond our control including the preparedness of our critical suppliers to avoid Year 2000 related service and delivery interruptions.

  Consequently, all of the forward-looking statements we make in this prospectus and the information we are incorporating by reference into this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We do not assume any obligation to release publicly any updates or revisions to any forward-looking statement.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

  The following table sets forth Raytheon Company's consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the end of the fiscal years 1999, 1998, 1997, 1996 and 1995:

                          Fiscal Year Ended December 31,
       -------------------------------------------------------------------------------------------------------
       1999              1998                       1997                       1996                       1995
       ----              ----                       ----                       ----                       ----
       2.0x              2.7x                       2.7x                       4.5x                       5.8x

  For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends:

  . earnings consist of net earnings, taxes on income and fixed charges, less capitalized interest; and

  . fixed charges consist of interest expense, amortization of debt discount and issuance expense, the portion of rents representative of an interest factor and capitalized interest.

  The ratio of earnings to combined fixed charges has declined due to higher interest expense resulting from increased borrowings to finance our merger with the defense business of Hughes Electronics and our acquisition of the defense assets of Texas Instruments Incorporated.

                                USE OF PROCEEDS

  Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of the securities for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in that manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

                         DESCRIPTION OF OUR SECURITIES

  We may offer under this prospectus one or more of the following categories of our securities:

  . unsecured senior debt securities

  . unsecured subordinated debt securities

  . warrants to purchase senior or subordinated debt securities

  . shares of preferred stock, in one or more series

  . warrants to purchase shares of preferred stock

  . shares of Class B common stock

  . warrants to purchase shares of Class B common stock

  The terms of any specific offering of our securities, including the terms of any units of a combination of our securities, will be described in a prospectus supplement relating to that offering.

                       DESCRIPTION OF OUR DEBT SECURITIES

  This section describes the general terms and provisions of the debt securities that we may offer. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

  Our unsecured senior debt securities will be issued under an indenture, dated as of July 3, 1995, between Raytheon Company and The Bank of New York, as trustee, or another indenture or indentures to be entered into by Raytheon Company and that trustee or another trustee. The unsecured subordinated debt securities will be issued under a second Indenture, dated as of July 3, 1995, also between Raytheon Company and The Bank of New York, as trustee or another indenture to be entered into by Raytheon Company and that trustee or another trustee.

  Copies of each of the July 3, 1995 indentures have been filed with the SEC as exhibits to the registration statement of which this prospectus are a part, and are incorporated by reference into this prospectus. If we elect to issue securities under another indenture, we will file a copy of that indenture with the SEC. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

  Our existing indentures do not limit the amount of debt securities that we may issue, and permit us to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of Raytheon Company.

  Generally, we will pay the principal of, premium, if any, and interest on our debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register. We will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

  The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

  . the title of the debt securities;

  . whether they are senior debt securities or subordinated debt securities;

  . any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

  . the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

  . when the principal of the debt securities will mature;

  . the interest rate, which may be fixed or variable, or its method of calculation;

  . when interest will be payable, as well as the record date for determining who we will pay interest to;

  . where the principal of, premium, if any, and interest on the debt securities will be paid;

  . any mandatory or optional sinking funds or similar arrangements;

  . when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

  . whether we have any obligation to redeem or repurchase the debt securities at your option;

  . the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

  . the amount that we will pay you if the maturity of the debt securities is accelerated if other than their principal amount;

  . the currency in which we will make payments to you and, if a foreign currency, the manner of conversion from United States dollars;

  . any index we may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

  . if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

  . the applicability of the defeasance and covenant defeasance provisions in the applicable indenture;

  . whether the debt securities are convertible into any other securities and the terms and conditions of convertibility;

  . any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity; and

  . any other terms of the debt securities.

  We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those debt securities.

Subordination of Subordinated Debt Securities

  Generally, the payment of principal of, premium, if any, and interest on our unsecured subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, if the maturity of our subordinated debt securities is accelerated, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. Moreover, while there is an event of default with respect to our senior debt that would permit our senior debt to be accelerated, and while we are in default in our payment obligations to holders of senior debt, we cannot make payments to our subordinated debt holders.

  If we were to become insolvent, you may not be paid with respect to our subordinated securities until our senior debt and third party creditors are paid in full.

  The indenture for our unsecured subordinated debt securities will not place any limits on the amount of other indebtedness, including senior debt, that we may issue.

  The indenture for our unsecured subordinated debt securities defines "senior indebtedness" to include the principal of, premium, if any, and interest on:

    (1) all of our indebtedness for money borrowed, other than our subordinated debt securities, and any other indebtedness represented by a note, bond, debenture or other similar evidence of indebtedness, including indebtedness of others that we guarantee, in each case whether outstanding on the date of execution of the subordinated securities indenture or thereafter created, incurred or assumed; and

    (2) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to our subordinated debt securities.

  In addition, for purposes of the definition of "senior indebtedness", "indebtedness for money borrowed" includes:

    (1) any obligation of, or any obligation guaranteed by, Raytheon Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments,

    (2) any deferred payment obligation of, or any such obligation guaranteed by, Raytheon Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and

    (3) any obligation of, or any such obligation guaranteed by, Raytheon Company for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

Events of Default

  Generally speaking, any of the following events will constitute an event of default under the indentures:

  . failure to pay interest on our debt securities for thirty days past the applicable due date, even if we are prohibited from paying interest on our debt securities because they are subordinated;

  . failure to pay principal of, or premium, if any, on our debt securities when due, even if we are prohibited from making such payments on our debt securities because they are subordinated;

  . failure to make any sinking fund payment when due, even if we are prohibited from making such payments with respect to subordinated securities;

  . failure to perform any other covenant or agreement in the applicable indenture, other than a covenant included in the indenture solely for the benefit of a different type of our debt securities, which continues for 60 days after written notice as provided in the indenture;

  . bankruptcy, insolvency or reorganization; and

  . any other event of default provided with respect to debt securities of that series.

  You will be notified of an event of default with respect to a series of our debt securities by the trustee.

  If there is an event of default with respect to a series of our senior debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of all of the senior debt securities of that series to be due and payable immediately. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

  Payment of the principal of our subordinated debt securities may be accelerated only in the case of our bankruptcy, insolvency or reorganization. Neither you nor the trustee will be able to accelerate the payment of interest or principal with respect to our subordinated debt securities for any other reason.

  In some cases, after a declaration of acceleration has been made, but before a judgment or decree has been obtained, holders of a majority in aggregate principal amount of the series that is in default may rescind the acceleration.

  The trustee will be required to act with a high standard of care. However, the trustee will not be obligated to exercise any of its rights or powers under the indentures at your request unless you provide the trustee reasonable security or indemnity. Generally, but with exceptions, holders of a majority in aggregate principal amount of any series of our outstanding debt securities will have the right to choose the time, method and place of any proceeding for any remedy available to the trustee or any exercise of power by the trustee with respect to debt securities of that series.

  You may institute a suit against us for enforcement of your rights to receive payment of the principal of, premium, if any, on or interest on our debt securities after the due dates. However, you will not be able to institute any other proceedings under the applicable indenture, including for any remedy, unless the following conditions are satisfied:

    (1) You give the trustee written notice of a continuing event of default with respect to a series of our debt securities that you hold;

    (2) holders of at least 25% of the aggregate principal amount of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

    (3) the trustee does not receive direction contrary to your request within 60 days following your written notice from holders of a majority in aggregate principal amount of that series; and

    (4) the trustee does not institute the proceeding you request within 60 days following your written notice.

  Every year we are required to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

  A default in the payment of any of our debt securities, where the aggregate principal amount of that series of debt securities exceeds $50 million, or a default with respect to our debt securities that causes them to be accelerated, will give rise to a cross-default under our senior credit facilities. In some circumstances, payment defaults on our debt securities may also give rise to cross-defaults of our guarantees of the indebtedness of our subsidiaries.

Defeasance and Covenant Defeasance

  Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are applicable, we may elect either:

  . defeasance--which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

  . covenant defeasance--which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

  To invoke defeasance or covenant defeasance with respect to any series of our debt securities, we must irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due, the principal of, premium, if any, on and interest on those debt securities and any mandatory sinking fund or similar payments on those debt securities.

  We cannot defease our obligations to register the transfer or exchange of our debt securities, to replace our debt securities that have been stolen, lost or mutilated, to maintain paying agencies, or to hold funds for payment in trust. We may not defease our obligations if there is a continuing event of default on securities issued under the applicable indenture, or if depositing amounts into trust would cause the trustee to have conflicting interests with respect to other of our securities. In addition, we would be required to deliver a legal opinion to the trustee to the effect that you will not recognize additional income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance.

  If we effect covenant defeasance with respect to any of our debt securities and then those debt securities are declared due and payable because of an event of default, other than an event of default relating to any covenant from which we have been released through covenant defeasance, the amount of money or U.S. government obligations on deposit with the trustee may not be sufficient to pay all amounts due on the debt securities at the time of acceleration. However, we would remain liable with respect to any shortfall.

Modification and Waiver

  Modifications and amendments of our current indentures may be made only with the consent of holders of at least a majority in aggregate principal amount of all of our outstanding debt securities affected, voting as a single class. Generally, the consent of all of the holders of our debt securities that are affected is required for any of the following:

  . to change the stated maturity of the principal, or any installment of interest or premium, if any;

  . to reduce the principal amount, the premium, if any, or the interest, or the amount payable upon acceleration or maturity in the case of debt securities issued at an original issue discount;

  . to change the place of payment, or the currency in which payments are made;

  . to impair your right to institute suit to enforce any payment at or following stated maturity or following a redemption date;

  . to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders; or

  . to reduce the percentage of the principal amount of our outstanding debt securities required for modification to or amendment of the either indenture, or for waiver of our compliance with indenture provisions or defaults.

  Holders of a majority in aggregate principal amount of either our senior debt securities or our subordinated debt securities may waive any past default under the applicable indenture, except for a default in the payment of principal, premium, if any, on, or interest on our debt securities and except for our compliance with specified covenants.

Covenants

  Our current indentures contain covenants regarding, among other things:

  . a limitation on liens other than specified types of liens;

  . a limitation on sale and leaseback transactions, unless the lien on any property subject to the sale and leaseback transaction is permitted under the indentures or the proceeds of the sale and leaseback transaction are used to retire specified types of debt; and

  . restrictions on our ability to engage in consolidations, mergers or transfers of substantially all of our assets unless the surviving or acquiring corporation assumes the outstanding debt of Raytheon Company issued under such indentures.

You should be aware that we are not prohibited from engaging in highly leveraged transactions, other than as may conflict with those covenants. Moreover, any series of our debt securities may provide that these covenants may be removed with respect to that series.

Consolidation, Merger and Sale of Assets

  Our current indentures prohibit us from consolidating with or merging into another business, or transferring or leasing substantially all of our assets, unless the business is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture.

Conversion or Exchange Rights

  If any series of debt securities are convertible or exchangeable, the applicable prospectus supplement will specify:

  . the type of securities into which it may be converted or exchanged;

  . the conversion price or exchange ratio, or its method of calculation;

  . whether conversion or exchange is mandatory or at your election; and

  . how the conversion price or exchange ratio may be adjusted if our debt securities are redeemed.

Global Securities

  Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole by the depositary to its nominee. The applicable prospectus supplement will describe this concept more fully.

  The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

  Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or Raytheon Company if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair your ability to transfer your beneficial interests in global securities.

  While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if you own beneficial interests in a global security, you will not be entitled to have our debt securities registered in your own name, and you will not be entitled to receive a certificate representing your ownership. Accordingly, if you own a beneficial interest in a global security, you must rely on the depositary and, if applicable, the participating institution of which you are a client to exercise the rights of a holder under the applicable indenture.

  The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

  Generally, we will make payments on our debt securities represented by a global security directly to the depositary. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in "street names," and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

  Generally, a global security may be exchanged for certificated debt securities only in the following instances:

    (1) the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days;

    (2) we determine in our sole discretion that we will permit global securities to be exchanged for certificated debt securities; or

    (3) there is a continuing event of default under the indenture governing the debt securities held in global form.

  The following is based on information furnished to us:

  Unless otherwise specified in the applicable prospectus supplement, the Depositary Trust Company will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

  Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

  DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each participant.

  Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

  Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Raytheon Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

  DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

Our Debt Trustee

  The current trustee for our debt securities is The Bank of New York, which performs services for us in the ordinary course of business. We may engage additional or substitute trustees with respect to particular series of our debt securities.

                       DESCRIPTION OF OUR PREFERRED STOCK

  This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series, and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

  Our authorized capital stock consists of 1,650,000,000 shares of stock, including:

  . 1,450,000,000 shares of common stock, $0.01 par value per share, comprised of:

   . 450,000,000 shares of Class A common stock, and

   . 1,000,000,000 shares of Class B common stock.

  . 200,000,000 shares of preferred stock, $0.01 par value per share, including:

   . 4,000,000 shares of Series A Junior Participating preferred stock,
     $0.01 par value per share.

Our Board has been authorized, subject to limitations provided in our charter, to provide for the issuance of shares of our preferred stock in multiple series. No shares of our preferred stock are currently outstanding.

  With respect to each series of our preferred stock, our Board of Directors has the authority to fix the following terms:

  . the designation of the series;

  . the number of shares within the series;

  . whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

  . the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  . whether the shares are redeemable, the redemption price and the terms of redemption;

  . the amount payable to you for each share you own if Raytheon Company is dissolved or liquidated;

  . whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

  . any restrictions on issuance of shares in the same series or any other series; and

  . your voting rights for the shares you own.

  You will have no preemptive rights with respect to your shares. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

  We currently plan to retain State Street Bank and Trust Company of Boston, Massachusetts as the registrar and transfer agent of any series of our preferred stock.

Hughes Separation Agreement

  On December 17, 1997, Raytheon Company acquired, through a merger, the defense electronics business of Hughes Electronics Corporation. As part of the merger, we agreed under the Hughes Spin-Off Separation Agreement not to take specified actions unless General Motors Corporation determines in good faith that such actions would not jeopardize the tax-free status of the spin-off of the defense electronics business of Hughes Electronics Corporation and its merger with Raytheon Company.

  Many of the covenants restricting our actions expired on December 18, 1999 and are no longer in effect. However, we remain subject to covenants that prohibit us from:

  . making amendments to our restated certificate of incorporation or amended and restated by-laws that would affect the composition or size of our board of directors, the manner in which the board is elected, and the duties and responsibilities of the board. This covenant expires on December 18, 2000.

  . proposing a plan of recapitalization or amendment to our restated certificate of incorporation that would (1) convert shares of our Class A common stock into shares of Class B common stock or vice versa, or (2) change the absolute or relative voting rights of any class of our common stock from the rights in existence on December 17, 1997. The covenant does not have an expiration date.

  A copy of the Hughes Spin-Off Separation Agreement has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

                    DESCRIPTION OF OUR CLASS B COMMON STOCK

  We are authorized to issue up to 1,450,000,000 shares of common stock, consisting of 450,000,000 shares of our Class A common stock, $0.01 par value per share, and 1,000,000,000 shares of our Class B common stock, $0.01 par value per share.

  This section describes the general terms of our Class B common stock. For more detailed information, you should refer to our restated certificate of incorporation and our amended and restated by-laws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

  In addition, we entered into an agreement with General Motors Corporation that limits our ability to take actions that affect our common stock. Please refer the description of the Hughes Spin-Off Separation Agreement in the section of this prospectus captioned "Description of Our Preferred Stock".

  Generally, holders of our Class A common stock and Class B common stock are entitled to one vote per share and the approval of corporate actions requires the approval of both classes, voting separately, as well as approval of the holders of any series of our preferred stock that may be entitled to vote for the action. The election or removal of our directors is subject to separate rules.

  For the election or removal of our directors, our common stockholders vote as a single class, and are entitled to vote as follows:

CLASS B:
      Holders of our Class B common stock will be entitled to one vote per share, and the voting power of the entire class will be equal to 19.9% of the total voting power of all classes of our common stock.

CLASS A:
      Holders of our Class A common stock will be entitled to the number of votes per share as will cause the Class A common stock to have 80.1% of the total voting power of all classes of our common stock.

  Our common stock will be the only type of our capital stock entitled to vote in the election and removal of directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our charter or the law require otherwise.

  Our common stockholders will be entitled to receive dividends and distributions declared by our Board of Directors, to the extent permitted by outstanding shares of preferred stock and by our charter. If a dividend is declared, it will be distributed pro rata to our Class A and Class B stockholders, unless it is a dividend in kind. We are permitted to distribute Class A common stock to Class A stockholders and Class B common stock to Class B stockholders but only if the ratio of shares outstanding of the two classes remains unchanged. In addition, in the case of any stock split, subdivision, combination or reclassification of either class, the other class will be adjusted accordingly so that the ratio of shares outstanding of the two classes remains unchanged.

  If Raytheon Company is liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares of either class they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our Class A and Class B common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of Class A common stock and Class B common stock identically.

  You will not have any preemptive, subscription or conversion rights with respect to shares of our common stock that you own. We may issue additional shares of our common stock, if authorized by our Board of Directors, without your approval--unless required by a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

  Other than as described above, the rights of our Class A common stockholders and Class B common stockholders are the same, and we will not discriminate with respect to one class over the other.

Provisions of Our Restated Certificate of Incorporation and Amended and Restated By-Laws

  Advance Notice of Nominations. Our by-laws contain provisions requiring that you deliver advance notice of any business that you intend to raise at an annual meeting of stockholders, and providing for procedures to be followed if you wish to nominate a person to be elected as a director. To be timely, you must give written notice to our Secretary within the thirty day period beginning on the 120th day prior to the first anniversary of the preceding year's annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year's annual meeting, you must deliver notice to our Secretary within the period beginning on the 120th day prior to the meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting date. In addition, if we plan to increase the size of our Board of Directors, and we do not announce all of the nominees for election or the fact that the size of our Board will be increased at least 100 days before the first anniversary of the preceding year's annual meeting, you will have ten days following the date of our public announcement to give notice of your nomination to our Secretary.

  The notice must provide information about you and the business to be brought before the meeting. You should review our by-laws for more information. For our 2000 annual stockholders meeting, the first anniversary of the previous year's meeting will be April 28, 2000.

  Classification of Directors. Our charter provides that, except as required by any series of preferred stock or specific provisions of the charter, the number of our directors, which must be at least equal to three, may be fixed from time to time by a resolution adopted by a majority of our Board. Our Board is classified into three classes, as nearly equal in size as possible. Each class holds office until the third succeeding anniversary of the annual stockholders' meeting electing that class, except that the terms of the initial three classes were set to expire in 1998, 1999 and 2000, respectively. A director may be removed only for cause by the vote of our common stockholders, voting together as a single class in accordance with their respective percentages of total voting power, and subject to the rights of any series of preferred stock outstanding.

  No Action by Written Consent; Special Meeting. Our charter provides that stockholders may not act by written consent in lieu of a special meeting. Special meetings of the stockholders may only be called by our Chairman of the Board or by our Board of Directors pursuant to a resolution that indicates the purpose of the meeting, which is approved by a majority of our directors, assuming, for this purpose, that there were no vacancies. No business other than that stated in the notice may be transacted at any special meeting of stockholders.

  According to our by-laws, if we call a special meeting to elect directors to the Board of Directors, you may nominate individuals for election if you deliver notice to our Secretary during the period beginning on the 120th day before the special meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting.

  Limitation on Directors' Liability. Our charter provides, as authorized by law, that our directors will not be personally liable to Raytheon Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent limited by the Delaware General Corporate Law. The effect of this charter provision may be to reduce the likelihood of derivative litigation against directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited Raytheon Company and our stockholders.

Stockholder Rights Plan

  When Raytheon Company merged with the defense electronics business of Hughes Electronics Corporation in 1997, the Board of Directors adopted a stockholder rights plan. Each share of Class B common stock issued hereunder will be issued together with one right under the stockholder rights plan. You should refer to the Rights Agreement, dated as of December 15, 1997, by and between Raytheon and State Street Bank and Trust Company, as rights agent, for a more detailed description of the stockholder rights plan. A copy of the Rights Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

  The rights trade automatically with shares of our common stock and become exercisable only under circumstances described below. The rights are designed to protect our interests and the interests of our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our Board of Directors before attempting a takeover and to provide the Board of Directors with leverage in negotiating the terms of any proposed takeover on behalf of all stockholders. The rights may have anti-takeover effects. Subject to the terms of the Hughes Spin-Off Separation Agreement, the rights should not, however, interfere with any merger or other business combination that the Board of Directors approves.

  The rights do not become exercisable until triggering events occur. They expire on December 15, 2007, but we may extend this date or redeem the rights earlier. Before a right is exercised, the right does not confer any right to vote or receive dividends. Before a triggering event occurs, each right will entitle you to purchase from us one one-hundredth of a share of our Series A Junior Participating preferred stock for $250, subject to adjustment. The rights are triggered by either of the following occurrences:

  . 10 days after the public announcement that an individual or group--the
    "acquirer"- has acquired 15% or more of our Class A common stock, Class B common stock, or the total voting power in the election of our directors; or

  . 10 business days, or later if the Board of Directors elects, after the commencement or announcement by an individual or group--the "acquirer"- of an intention to make a tender offer or exchange offer that would result in the acquisition of 15% or more of our Class A common stock, Class B common stock, or the total voting power in the election of our directors.

  If the rights are triggered, each holder of a right other than the acquirer, whose rights will automatically become void, will thereafter have the right to purchase shares of Class B common stock at a 50% discount to market price. If Raytheon Company is thereafter acquired in a merger or other business combination, or 50% or more of our assets or earning power are sold, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a 50% discount to market price. However the Board of Directors will have the option, before the acquirer obtains 50% or more of our outstanding shares of common stock, to exchange rights of holders, other than the acquirer, for shares of our Series A Junior Participating preferred stock, at a rate of 100 rights per share, subject to adjustment.

  Subject to the terms of the Hughes Spin-Off Separation Agreement, we may redeem the rights at any time before they are triggered at a price of $0.01 per right. Our Board of Directors may also designate the effective time of the redemption as well as the applicable conditions. If we redeem your rights, you will be entitled to receive $0.01 for each right you hold, but you will not have any further entitlements with respect to these rights.

Section 203 of the Delaware General Corporation Law

  Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as Raytheon Company, and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

  This prohibition is effective unless:

  . The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

  . The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

  . The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  In general, the prohibitions do not apply to business combinations with persons who were stockholders prior to the corporation becoming subject to
Section 203.

Stock Exchange Listing

  Both our Class A common stock and Class B common stock are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The trading symbols for our Class A common stock and Class B common stock on these exchanges are "RTNa" and "RTNb", respectively.

Transfer Agent

  State Street Bank and Trust Company is the Transfer Agent for our common stock and the Rights Agent for the rights.

                     DESCRIPTION OF OUR SECURITIES WARRANTS

  This section describes the general terms and provisions of our securities warrants. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those securities warrants.

  We may issue securities warrants for the purchase of our debt securities, preferred stock, or Class B common stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of securities warrants will be issued under a separate warrant agreement that we will enter into with State Street Bank and Trust Company, or another bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of Raytheon Company in connection with the securities warrants and will not assume any obligation, or agency or trust relationship, with you. The forms of securities warrant agreements, including the forms of warrant certificates, are filed as exhibits to the registration statement of which this prospectus is a part. You should refer to the provisions of the securities warrant agreements for more specific information.

  The prospectus supplement relating to a particular issue of securities warrants will describe the terms of those securities warrants, including, where applicable:

  . the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

  . the exercise price for shares of our preferred stock, the number of shares of preferred stock you will receive upon exercise, and a description of that series of our preferred stock;

  . the exercise price for shares of our Class B common stock and the number of shares of Class B common stock you will receive upon exercise;

  . the expiration date;

  . U.S. federal income tax consequences; and

  . any other terms of the securities warrants.

  After your warrants expire they will become void. The prospectus supplement will describe how you may exercise your securities warrants. You must exercise warrants for our preferred stock or Class B common stock through payment in U.S. dollars. All securities warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the securities warrants.

  Until you exercise your warrants to purchase our debt securities, preferred stock, or Class B common stock, you will not have any rights as a holder of our debt securities, preferred stock, or Class B common stock by virtue of your ownership of warrants.

                              PLAN OF DISTRIBUTION

  We may sell our securities domestically or abroad, through underwriters, dealers or agents, or directly, or through any combination of those methods. The applicable prospectus supplement will describe the terms of the offering that it applies to, including the names of any underwriters, dealers or agents, the purchase price for our securities, and the proceeds we expect to receive. It will also include any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and a list of any securities exchanges on which the securities offered may be listed.

  If we use underwriters in any sale, our securities will be purchased by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters with respect to a particular underwritten offering will be named in the applicable prospectus supplement relating to that offering. If an underwriting syndicate is used, the managing underwriter or underwriters will be disclosed on the cover of the applicable prospectus supplement. Generally, the obligations of the underwriters or agents to purchase the securities that we offer will be subject to conditions precedent, and the underwriters will have to purchase all of the offered securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

  If we use dealers to sell our securities, we will sell our securities to the dealers as principals. The dealers may then resell our securities to the public at varying prices that they determine at the time of resale. We will disclose the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

  We may sell the securities through agents that we designate from time to time at fixed prices that may be changed, or at varying prices determined at the time of sale. We will name any agent involved in the offer or sale of our securities and specify any commissions that we will pay them. Unless otherwise specified in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  Underwriters or agents may be paid by us or by purchasers of our securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of our securities may all be deemed to be underwriters, and any discounts or commissions that they receive, as well as profit they receive on the resale of our securities, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

  A prospectus supplement may indicate that we will authorize agents, underwriters or dealers to solicit from specified types of institutions offers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts permitting payment and delivery on a specified future date. The prospectus supplement will describe conditions of any delayed delivery contracts, as well as the commission we will pay for solicitation of these contracts.

  Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

  In order to facilitate the offering of our securities, any underwriters or agents involved in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities, or other securities that affect payments on our securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position for their own account. In addition, to cover overallotments or to stabilize the price of our securities, or other securities that affect payments on our securities, the underwriters or agents may bid for and purchase the securities in the open market. In any offering of our securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing our securities if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of our securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

  Agents, dealers and underwriters may be entitled to be indemnified by us against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make.

  Any underwriters, dealers or agents that we use, as well as their affiliates, may be customers of Raytheon Company, or may engage in transactions with us or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

  Thomas D. Hyde, Esq., the Senior Vice President, General Counsel and Secretary of Raytheon Company will pass upon the validity of our securities. As of the date of this prospectus, Thomas D. Hyde, Esq. holds 14,714 shares of Class B Common Stock and options to acquire an additional 205,018 shares of Class B Common Stock.

                                    EXPERTS

  Our consolidated balance sheets as of December 31, 1998 and 1997 and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 and the related financial statement schedule, incorporated by reference in the registration statement of which this prospectus is a part, have been incorporated into such registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               [LOGO OF RAYTHEON]